Exhibit 99.1
FOR IMMEDIATE RELEASE

HEI PROVIDES UPDATE FOLLOWING GLOBAL SETTLEMENT IN MAUI WILDFIRE TORT LITIGATION

Honolulu, August 2, 2024 – Hawaiian Electric Industries, Inc. (NYSE: HE) (“HEI”), today announced that HEI and its subsidiary, Hawaiian Electric Company, Inc. (“Hawaiian Electric”), and other parties have reached an agreement in principle to settle all tort claims related to the August 2023 wildfires on Maui.

HEI and Hawaiian Electric, the State of Hawaiʻi, the County of Maui, Kamehameha Schools, West Maui Land Co., Hawaiian Telcom and Spectrum/Charter Communications have agreed on the terms of a proposed settlement with the lead attorneys for individual and class plaintiffs. Under the proposed terms, which remain subject to final documentation and court approval and do not include any admission of liability, the defendants would collectively pay over $4 billion to resolve all tort claims arising from the Aug. 8, 2023 wildfires on Maui. The settlement also would resolve all claims among the defendants. HEI and Hawaiian Electric’s contribution is a total of $1.99 billion (pre-tax) and includes the $75 million previously contributed for the One ʻOhana Initiative, to be paid in four installments.

Scott Seu, President and CEO of HEI, stated, “One of our core values in Hawaiʻi is the concept of laulima, which means many hands working together. Our Board and management are pleased to have reached this agreement in principle on an expedited basis, which embodies the spirit of this concept as we come together on a path forward. Not only is this good for our community, but we are confident that this settlement represents the best outcome for HEI, as it provides a clear line of sight toward resolution of the wildfire-related tort litigation and increased certainty for our company’s path ahead. In the coming months, we will be focused on finalizing the agreement and regaining the strength of our enterprise.”

Settlement Details

The settlement terms were reached after four months of mediation between the defendants and attorneys representing plaintiffs from Lahaina and Upcountry Maui. At this point, the proposed settlement is an agreement in principle between the defendants and attorneys representing individual and class plaintiffs. The agreement is conditioned on a resolution of the claims of the insurance companies that have paid claims for property loss and other damages, with no additional payments from defendants. Under the terms of the agreement, the individual plaintiffs and insurers have 90 days to reach an agreement on the allocation of the settlement amount between those groups, or have a judge decide that the insurersʻ exclusive remedy is to seek to recover from the settlement payments made to each of the plaintiffs, among other terms. Once a final settlement agreement is signed, it will take effect following judicial review and approval. The payments would begin after such approval and are expected to be made no earlier than mid-2025.

Financing Update

With the agreement in principle now in place, HEI is moving forward with clarity on the scope of its liabilities related to the Maui wildfire tort litigation. HEI and Hawaiian Electric are working closely with their
HEI • 1001 Bishop Street, Suite 2900 • Honolulu, HI 96813
Mailing Address: P.O. Box 730 • Honolulu, HI 96808-0730

financial advisors to develop a financing plan for their settlement contribution and intend to finance the settlement payments through a mix of debt, common equity, equity-linked securities, or other potential options, although there can be no assurance at this time as to the availability or terms of any such financing.

HEI will further discuss the settlement in its quarterly earnings call scheduled for Friday, August 9.

ABOUT HEI
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawai'i. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawai'i’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, American Savings Bank, is one of Hawai'i’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial wellness. HEI also helps advance Hawai'i’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.

Forward-Looking Statements
This statement may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI, Hawaiian Electric and their subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this statement should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2023 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
Mateo Garcia
Director, Investor Relations
ir@hei.com
(808) 543-7300

Media Contact
Julie Smolinski
VP, Strategy & Corporate Sustainability
media@hei.com
(808) 543-5874
HEI • 1001 Bishop Street, Suite 2900 • Honolulu, HI 96813
Mailing Address: P.O. Box 730 • Honolulu, HI 96808-0730